                                             Exhibit F



                                 June 12, 1996


VIA FACSIMILE

Dr. Gerald Vosika
ImmunoTherapeutics, Inc.
3233 Fifteenth Street South
Fargo, North Dakota 58104

                           Re:  Letter Agreement

                  This letter agreement sets forth the understanding among ImmunoTherapeutics, Inc., a Delaware corporation (the "Company"), the Aries Fund, a Series of the Aries Trust, a Cayman Island Trust (the "Trust") and the Aries Domestic Fund, L.P., a Delaware limited partnership (the "Partnership", and collectively with the Trust, the "Fund") with respect to the purchase of 5,000,000 shares of common stock of ImmunoTherapeutics, Inc. by the Fund from ImmunoTherapeutics, Inc. which such purchase remains subject to execution of definitive transaction agreements:

Purchasers:              3,750,000 shares - The Aries Fund, a Series of
                         the Aries Trust, a Cayman Island Trust (the
                         "Trust")

                         1,250,000 shares - The Aries Domestic Fund,
                         L.P., a Delaware limited partnership (the
                         "Partnership")

                         (Allocation of the 5,000,000 subject to
                         adjustment prior to Closing)

Price:                   $.20 per share

Stock Purchase
Agreement:               Representations, warranties, covenants and
                         other agreements substantially as set forth in the Purchase Agreement between
                         ImmunoTherapeutics, Inc. and Dominion
                         Resources, Inc. dated March 1, 1996

Poison Pill:             The Company agrees to waive triggering of the
                         Company's Shareholder Rights Plan ("poison pill") and/or to redeem the outstanding rights so that the acquisition of shares by the Fund will not trigger the Plan and will use best efforts to take all actions to effect the same. Satisfactory documentation will be provided to Purchasers evidencing that such action has been taken.

Page 2
Dr. Gerald Vosika
June 12, 1996

Board Member:         The Fund will have the right to designate a
                      member of the Company's Board of Directors.
                      Steve H. Kanzer will be the Fund's initial
                      Board designee and will receive as
                      consideration for his services, options, exercisable for a period of 10 years from the date of issuance, from ImmunoTherapeutics covering 200,000 shares with an exercise price of $.20 per share (the "Director Options").
                      Dominion Resources, Inc. will relinquish all rights to a Board seat and to appoint any representatives to the Board.

Board Approval/
Best Efforts:         The Company hereby represents that this
                      agreement has been approved by the Company's
                      Board of Directors. The Company will use best efforts to take all necessary action to effect the foregoing terms including redemption/waiver of the poison pill, the granting of the Director Options, the appointment of Steve Kanzer to the Board of Directors and making any necessary corporate changes or obtaining any required corporate or governmental approvals necessary to effect the foregoing.

                  The parties intend execution of a definitive Stock Purchase Agreement on or before June 21, 1996. This letter agreement is intended to be binding upon the parties. If the foregoing accurately reflects your understanding of the principal terms pursuant to which the Fund will acquire the above referenced shares, please so indicate by signing and acknowledging this letter agreement on the space provided below and returning a facsimile copy of this letter to me at (212) 832-4389.


                                                              Sincerely,


                                Wayne L. Rubin


AGREED TO AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:

IMMUNOTHERAPEUTICS, INC.



- ----------------------------
By: Gerald Vosika, Chairman